Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

IDENIX PHARMACEUTICALS, INC.,

MERCK & CO., INC.

and

IMPERIAL BLUE CORPORATION

Dated as of June 8, 2014

TABLE OF CONTENTS

		Page

ARTICLE I

The Offer and the Merger; Closing; Effective Time

1.1	The Offer	2
1.2	Company Action	4
1.3	The Merger	6
1.4	Closing	6
1.5	Effective Time	6

ARTICLE II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1	The Certificate of Incorporation	6
2.2	The Bylaws	6

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1	Directors	7
3.2	Officers	7

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1	Effect on Capital Stock	7
4.2	Exchange of Shares	8
4.3	Treatment of Stock Plans	10
4.4	Adjustments to Prevent Dilution	11

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	11
5.2	Representations and Warranties of Parent and Merger Sub	30

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ARTICLE VI

Covenants
6.1	Interim Operations	32
6.2	Acquisition Proposals	36
6.3	Filings; Other Actions; Notification	40
6.4	Access and Reports	42
6.5	Stock Exchange De-listing	42
6.6	Publicity	43
6.7	Employee Benefits	43
6.8	Expenses	45
6.9	Indemnification; Directors’ and Officers’ Insurance	45
6.10	Takeover Statutes	47
6.11	Rule 14d-10 Matters	47
6.12	Section 16 Matters	47
6.13	Agreements Concerning Parent and Merger Sub	47
6.14	Notices of Certain Events	48

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	48

ARTICLE VIII

Termination

8.1	Termination by Mutual Consent	48
8.2	Termination by Either Parent or the Company	49
8.3	Termination by the Company	49
8.4	Termination by Parent	50
8.5	Effect of Termination and Abandonment	51

ARTICLE IX

Miscellaneous and General

9.1	Survival	53
9.2	Extension; Waiver	53
9.3	Counterparts	54
9.4	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	54
9.5	Notices	55
9.6	Entire Agreement	56
9.7	No Third Party Beneficiaries	57

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9.8	Obligations of Parent and of the Company	57
9.9	Definitions	57
9.10	Severability	57
9.11	Interpretation; Construction	57
9.12	Assignment	58

Annex A	Defined Terms	A-1

Exhibit A	Conditions to the Offer
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of June 8, 2014, by and among Idenix Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Merck & Co., Inc., a New Jersey corporation (“Parent”), and Imperial Blue Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth herein, including Exhibit A, (i) Merger Sub shall commence (within the meaning of Rule 14d-2 under the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time in accordance with this Agreement, the “Offer”) to purchase any (subject to the Minimum Condition) and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at a price of $24.50 per Share in cash, net to the seller in cash, without interest, but subject to any required withholding of Taxes (as defined in Section 5.1(n)) (such price as it may be amended from time to time in accordance with this Agreement, the “Offer Price”) and (ii) as soon as practicable after the acquisition of Shares pursuant to the Offer, pursuant to the provisions of Section 251(h) of Delaware General Corporation Law (“DGCL”), Merger Sub shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);

WHEREAS, the board of directors of the Company has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein, (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent and its Subsidiaries) and (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares into the Offer;

WHEREAS, each of the boards of directors of Parent and Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Offer and the Merger, upon the terms and subject to the conditions set forth herein and (ii) determined that this Agreement and such transactions are fair to, and in the best interests of, Parent and Merger Sub, respectively, and the stockholders of Parent and Merger Sub, respectively;

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall, on the date hereof immediately following execution and delivery of this Agreement, adopt this Agreement and approve the transactions contemplated by this Agreement, including the Offer and the Merger;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and Parent have entered into that letter agreement, dated the date hereof; and

WHEREAS, concurrently with the execution of this Agreement, Parent and the stockholder signatory thereto have entered into that certain Support Agreement, dated the date hereof.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer and the Merger; Closing; Effective Time

1.1 The Offer.

(a) Commencement. Unless this Agreement shall have been terminated in accordance with Article VIII, Merger Sub shall, as promptly as reasonably practicable (and, in any event, by 5:00 p.m. (New York City Time) on Friday, June 13, 2014) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash any (subject to the Minimum Condition) and all Shares at the Offer Price. The obligations of Merger Sub to accept for payment and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to only those conditions set forth in Exhibit A (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries (other than any such Shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) Waiver of Tender Offer Conditions. Merger Sub expressly reserves the right from time to time, in its sole discretion, to waive any Tender Offer Condition or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that Merger Sub shall not, without the prior written consent of the Company, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend, modify or waive satisfaction of the Minimum Condition (as defined in Exhibit A) or the Regulatory Condition (as defined in Exhibit A), (iv) amend, modify or supplement any of the other Tender Offer Conditions in a manner that is adverse to the Company’s stockholders, (v) impose additional conditions to the Offer, (vi) extend or otherwise change the Expiration Date (as defined in Section 1.1(d)) in a manner other than any extension pursuant to and in accordance with this Agreement or (vii) amend, modify or supplement any other term of the Offer in a manner that is adverse to the Company’s stockholders; provided, further, however, that the Company shall not consent to any amendment or modification or other change to this Agreement that would provide for an Expiration Date prior to August 4, 2014.

(c) Offer Documents. As soon as practicable on the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file or cause to be filed with the U.S. Securities and Exchange Commission (the “SEC”)

a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) and the related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the Company’s stockholders as and to the extent required by the applicable U.S. federal securities Laws and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”). The Company agrees to furnish promptly to Parent and Merger Sub all information concerning the Company required by the Securities Laws to be set forth in the Offer Documents. Subject to Section 6.2, the Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation (as defined in Section 5.1(c)(ii)). Each party agrees to correct or supplement promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or such amendment or supplement shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so amended or supplemented, to be filed with the SEC and the Offer Documents, as so amended or supplemented, to be disseminated to the Company’s stockholders, in each case, as and to the extent required by the Securities Laws. Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments or supplements thereto, before they are filed with the SEC and disseminated to the Company’s stockholders, and Parent shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company. Parent shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and provide copies of proposed responses to the Company a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow for review and prompt comment by the Company, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company.

(d) Expiration and Extension of the Offer. The Offer shall initially be scheduled to expire at 5:00 p.m. Eastern Time on August 4, 2014 (the initial expiration date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding the foregoing, unless this Agreement has been terminated in accordance with Article VIII (and subject to the Company’s and Parent’s respective rights to terminate this Agreement in accordance with Article VIII), (i) Merger Sub shall extend the Expiration Date for any period required by the Securities Laws, the interpretations and positions of the SEC and its staff with respect thereto or the rules and regulations of the NASDAQ Stock Market (the “NASDAQ”) applicable to the Offer or as may be required by any other Governmental Entity, and (ii) if at any scheduled Expiration Date the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall extend the Offer and the Expiration Date to a date that is not more than ten (10) business days after such previously scheduled Expiration Date; provided, however, that Merger Sub shall not be required to extend the Offer and the Expiration Date to a date later than the Termination Date). Merger Sub shall not terminate or withdraw the Offer without the prior written consent of the Company other than in connection with the termination of this Agreement in accordance with Article VIII. In the event this Agreement is terminated pursuant to Article

VIII prior to any scheduled Expiration Date, Merger Sub shall promptly (and in any event within 24 hours of such termination) irrevocably and unconditionally terminate the Offer. For purposes of this Agreement, the term “business day” means any day other than Saturday or Sunday or day on which commercial banks are authorized or required by Law or executive order to be closed in New York City.

(e) Acceptance of and Payment for Shares. Subject to the terms and conditions of this Agreement and to the satisfaction or waiver by Merger Sub of the Tender Offer Conditions as of the Expiration Date in accordance with Section 1.1(b), Merger Sub shall promptly on or after the Expiration Date accept for payment (such time of acceptance for payment, the “Acceptance Time”) and promptly (and in any event within three (3) business days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act)) pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer. Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to purchase any Shares that Merger Sub becomes obligated to purchase pursuant to the Offer. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Merger Sub effective promptly after payment has been made for such Shares validly tendered and not properly withdrawn by Merger Sub pursuant to the Offer.

(f) Withholding. Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any of the Company’s stockholders such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Merger Sub.

(g) Notices of Guaranteed Delivery. For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the Shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

1.2 Company Action.

(a) Schedule 14D-9. The Company shall file with the SEC on or prior to the fifth (5th) business day after the date on which Parent and Merger Sub file the Offer Documents with the SEC (but in no event earlier than the tenth (10th) business day after the date of this Agreement), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”), which shall include the notice and other information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 will constitute a valid notice of appraisal rights under Section 262(d)(2) of the DGCL and shall, subject to Section 6.2, include the Company Recommendation, and shall disseminate the Schedule 14D-9 to its stockholders, in each case, as and to the extent required by applicable Law (including by setting the Stockholder List Date (as defined below) as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL). The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Merger Sub, with respect to information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company further agrees to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to its stockholders as and to the extent required by the Securities Laws. Unless the board of directors of the Company has effected a Change of Recommendation, Parent shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments or supplements thereto before they are filed with the SEC or disseminated to the Company’s stockholders, and the Company shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by Parent. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Schedule 14D-9 and, unless the board of directors of the Company has effected a Change of Recommendation, shall provide copies of such comments to Parent promptly upon receipt, shall provide copies of proposed responses to Parent a reasonable time prior to filing with the SEC and dissemination to the Company’s stockholders to allow for review and prompt comment by Parent and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent.

(b) Stockholder Information. In connection with the Offer, the Company shall promptly (and no later than three (3) business days following the date hereof) furnish or cause to be furnished to Parent mailing labels containing the names and addresses of all of its stockholders of record as of a date no more than ten (10) days prior to the date on which Parent and Merger Sub file the Offer Documents with the SEC (such date, the “Stockholder List Date”), a non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders and beneficial owners, mailing labels, security position listings and computer files, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of Shares. In addition, in connection with the Offer, the Company shall, and shall use its reasonable best efforts to cause third parties to, cooperate with Parent and Merger Sub to disseminate the Offer Documents to the holders of Shares held in or subject to the Stock Plans (as defined in Section 5.1(b)) and to permit such holders of Shares to tender their Shares into the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (i) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (ii) following the termination of this Agreement in accordance with Article VIII, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been returned or destroyed.

(c) Immediately prior to the Closing, the Company shall deliver a certificate signed by an authorized officer of the Company to the effect that that the Company is not, and has not been at any time during the five years preceding the Closing Date, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h).

1.3 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Acceptance Time.

1.4 Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York as soon as practicable following the Acceptance Time, which shall not be later than the business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.5 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) in such form required by, and executed and acknowledged by, the Company, Parent and Merger Sub with the Secretary of State of the State of Delaware in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1 The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Exhibit B hereto, until thereafter amended as provided therein or by applicable Law.

2.2 The Bylaws. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1 Directors. The parties hereto shall take all actions necessary so that the members of the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

3.2 Officers. The parties hereto shall take all actions necessary so that the officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

4.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of Parent, Merger Sub or the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Section 262 of the DGCL with respect to such Shares (each Share referred to in clause (i) or clause (ii) of this Section 4.1(a) being an “Excluded Share” and collectively, “Excluded Shares”) shall be converted into the right to receive an amount in cash equal to the Offer Price (the “Per Share Merger Consideration”) without interest. At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and each non-certificated Share represented by book-entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest, and each Certificate formerly representing Shares or Book Entry Shares owned by Dissenting Stockholders shall thereafter only represent the right to receive the payment to which reference is made in Section 4.2(f).

(b) Cancellation of Excluded Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f).

(c) Conversion of Merger Sub Stock. At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

4.2 Exchange of Shares.

(a) Paying Agent. Immediately prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation. To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a).

(b) Exchange Procedures.

(i) Promptly after the Effective Time (and in any event within two (2) business days), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate representing Shares (other than holders of Excluded Shares) (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Book Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Per Share Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book Entry Shares whose Shares were converted into the right to receive the Per Share Merger Consideration shall upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Per Share Merger Consideration in respect of each such Share and the Book Entry Shares of such holder shall forthwith be cancelled.

(c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. If any Certificate or Book Entry Share has not been surrendered prior to the date on which Per Share Merger Consideration in respect of such Certificate or Book Entry Share would otherwise escheat to or become the property of any Governmental Entity, any Per Share Merger Consideration in respect of such Certificate or Book Entry Share shall, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving

Corporation, free and clear of all claims or interest of any person previously entitled thereto. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(g)) equal to (i) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (ii) the Per Share Merger Consideration.

(f) Appraisal Rights. No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, offer to settle or settle any such demands.

(g) Withholding. Each of the Company, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Options (as defined in Section 4.3(a)) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by the Company, Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Company Options in respect of which such deduction and withholding was made by the Company, the Surviving Corporation, Parent or the Paying Agent, as the case may be.

4.3 Treatment of Stock Plans.

(a) Company Options. As soon as practicable following the date hereof (and, in any event, prior to the Acceptance Time), the board of directors of the Company (or, if appropriate, any committee thereof administering the Stock Plans) shall take all actions as may be required to provide that (i) each holder of an option that represents the right to acquire Shares (each, a “Company Option”) under the Stock Plans (other than options under the 2014 Employee Stock Purchase Plan) and is outstanding immediately prior to the Acceptance Time (whether or not then vested or exercisable) shall be provided with notice pursuant to which all outstanding Company Options held by such holder shall become fully vested and may be exercised (contingent on, and effective immediately after, the consummation of the Offer) by such holder beginning on the date of such notice through the date that is five (5) business days prior to the Acceptance Time in accordance with the terms and conditions of the applicable Stock Plan under which such Company Option was granted and (ii) to the extent that any outstanding Company Option is not so exercised prior to the Acceptance Time, such Company Option shall, at the Acceptance Time, automatically and without any required action on the part of the holder thereof, be cancelled and converted into only the right to receive (without interest) an amount in cash (less applicable withholdings) equal to the product of (x) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per share of such Company Option, and (y) the number of Shares underlying such Company Option, which amount shall be paid by Parent or the Company as soon as reasonably practicable (but in any event within three (3) business days) following the Acceptance Time. In the case of a Company Option with an exercise price that is equal to or greater than the Per Share Merger Consideration, such Company Option shall, at the Acceptance Time, automatically be forfeited for no consideration in exchange therefor.

(b) Treatment of ESPP. The Company shall take all actions necessary to (i) cause the 2014 Employee Stock Purchase Plan not to commence an offering period to purchase Shares that would otherwise begin after the date of this Agreement or to accept payroll deductions to be used to purchase Shares under the 2014 Employee Stock Purchase Plan, and (ii) to cause the 2014 Employee Stock Purchase Plan to terminate prior to the time that an offering period to purchase Shares would otherwise begin.

(c) Corporate Actions. At or prior to the Acceptance Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and Section 4.3(b).

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Offer Price and the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1 Representations and Warranties of the Company. Except as set forth in the Company Reports filed with or furnished to the SEC prior to the date hereof (without giving effect to any amendment to any such Company Reports filed on or after the date hereof and excluding any disclosures to the extent such disclosures are general cautionary, predictive or forward-looking statements set forth in any section of a Company Report entitled “Risk Factors” or “Forward-Looking Statements” or any other sections of such filings that do not contain a reasonable level of detail about the risks of which the statements warn) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and only with respect to, any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent (i) complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date hereof, and each as so made available is in effect on the date hereof, and (ii) the minutes of all meetings of stockholders, the Company’s board of directors and each committee thereof since January 1, 2012 through May 1, 2014, which minutes have been redacted as indicated in such copies.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and (iii) “Company Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the (x) properties, assets, liabilities, financial condition, business or results of operations or Covered Assets of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that for the purposes of clause (x), none of the following, and no change, event, occurrence or effect, individually or in the aggregate, arising out of, resulting from or attributable to any of the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or would occur:

(A) any changes in general United States or global economic conditions, except in the event that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other pharmaceutical or biotechnology companies (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(B) any changes in conditions generally affecting the pharmaceutical or biotechnology industries, except in the event that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other pharmaceutical or biotechnology companies (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(C) any decline in the market price or trading volume of the Shares on the NASDAQ (provided that the exception in this clause (C) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such decline has resulted in or contributed to a Company Material Adverse Effect);

(D) any regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except in the event that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other pharmaceutical or biotechnology companies (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(E) any failure, in and of itself, by the Company or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, or development underlying such failure has resulted in or contributed to a Company Material Adverse Effect);

(F) the execution and delivery of this Agreement, the performance by any party hereto of its obligations hereunder, or the public announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with its employees or with any other third party;

(G) any litigation arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Offer, the Merger or any of the other transactions contemplated by this Agreement, or compliance by the Company with the terms of this Agreement;

(H) changes or proposed changes in GAAP or in Laws applicable to the Company or the enforcement or interpretation thereof;

(I) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, acts of war, sabotage, terrorism or military actions threatened or underway as of the date of this Agreement, except in the event that such changes in conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other pharmaceutical or biotechnology companies (in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has been a Company Material Adverse Effect);

(J) any action required to be taken pursuant to or in accordance with this Agreement or taken at the request of Parent or Merger Sub; or

(K) any matter set forth in Section 5.1(a) of the Company Disclosure Letter or any other part of the Company Disclosure Letter.

As used in this Agreement, the term “Covered Assets” means the Company’s assets associated with the Key Product.

(b) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Shares, of which 150,856,104 Shares were outstanding as of the close of business on June 8, 2014. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of June 8, 2014, other than 8,795,634 Shares reserved for issuance in respect of Company Options under the 2012 Stock Incentive Plan, the 2005 Stock Incentive Plan, the 2004 Stock Incentive Plan, and the 1998 Equity Incentive Plan, and options under the 2014 Employee Stock Purchase Plan (together with the foregoing plans, the “Stock Plans”), the Company has no Shares reserved for issuance. Each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) other than those arising under federal or state Securities Laws. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than those arising under federal or state Securities Laws. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, a wholly-owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary are owned by the Company (or a wholly-owned Subsidiary of the Company).

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Offer, the Merger and the transactions contemplated by this Agreement, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby in accordance with the terms and conditions of this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The board of directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held at which all directors were present and voted (which resolutions have not been subsequently rescinded or modified in any way), has (A) approved, and declared advisable, this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, (B) determined that this Agreement and such transactions are fair to, and in the best interests of, the Company and its stockholders (other than Parent and its Subsidiaries) and (C) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares into the Offer (clauses (A) through (C) of this Section 5.1(c)(ii), the “Company Recommendation”).

(d) Governmental Filings and Approvals; No Violations; Certain Contracts.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.5, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) under the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, including the filing and dissemination of Offer Documents or the Schedule 14D-9 or as may be required for the Merger, (D) under stock exchange rules and (E) the filings, approvals and/or notices listed in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the

Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated by this Agreement, except those, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement by the Company will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(d)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) of this Section 5.1(d)(ii), for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2010 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive loss, of stockholders’ equity (deficit) and of cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and year-end adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”), except as may be noted therein.

(A) The Company’s system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) is effective in providing reasonable assurance (I) that the Company maintains records that in reasonable detail accurately and fairly reflect its transactions and dispositions of assets, (II) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (III) that transactions are executed only in accordance with authorizations of management and the board of directors of the Company and (IV) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets.

(B) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the board of directors of the Company (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(iv) Off-balance Sheet Arrangements. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in its published financial statements or other Company Reports.

(f) Absence of Certain Changes. Other than in connection with the transaction contemplated by this Agreement, since December 31, 2013, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses and there has not been or occurred:

(i) any change, event, or occurrence in the properties, assets, liabilities, financial condition, business or results of operations of the Company or its Subsidiaries, taken as a whole, that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect; or

(ii) the taking of any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of clauses (iii), (iv), (v), (vi), (x) or (xiii) of Section 6.1(a).

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any executive officer or director that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity specifically imposed upon the Company or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(ii) The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (B) incurred in the ordinary course of business since December 31, 2013, (C) incurred in connection with the Offer, the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge, after due inquiry, of those persons set forth in Section 5.1(g) of the Company Disclosure Letter.

As used in this Agreement, the term “ordinary course of business” shall include the taking of action with respect to the matters set forth in Section 5.1(a) of the Company Disclosure Letter and with respect to clinical trials with respect to the products of the Company and its Subsidiaries, including costs and expenses incurred in connection therewith.

(h) Employee Benefits. (i) All material benefit and compensation plans, contracts, policies or arrangements, whether written or unwritten, in each case, which are sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries on behalf of current or former employees, independent contractors or directors of the Company and its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any material liability including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based and incentive plans (the “Benefit Plans”) are listed on Section 5.1(h)(i) of the Company Disclosure Letter. True and complete copies of all Benefit Plans listed on Section 5.1(h)(i) of the Company Disclosure Letter have been made available to Parent including any trust agreements, insurance contracts or other funding vehicles.

(ii) All Benefit Plans, other than Benefit Plans maintained by the Company or any of its Subsidiaries outside of the United States primarily for the benefit of employees of the Company and its Subsidiaries working outside of the United States (each, a “Non-U.S. Benefit Plan”), are in compliance with their terms and ERISA, the Code and other applicable Laws, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All Non-U.S. Benefit Plans are in compliance with their terms and applicable local Laws, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Non-U.S. Benefit Plan. Each Benefit Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) or has applied to the IRS for such favorable determination or opinion letter under Section 401(b) of the Code. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount that would be material to the Company and its Subsidiaries taken as a whole.

(iii) None of the Company and its Subsidiaries nor any ERISA Affiliate has, at any time during the last six years, sponsored, maintained or contributed to or been obligated to contribute to a “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA. Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any material liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a single employer with the Company of any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

(iv) None of the Company and its Subsidiaries nor any ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”) and none of the Company and its Subsidiaries nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan.

(v) No Benefit Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or its Subsidiaries, and neither the Company nor any of its Subsidiaries has any obligation to provide any such benefits to any current employees following retirement or other termination of employment, in each case except for continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA (“COBRA”) or any other applicable Law. The Company, its Subsidiaries and ERISA Affiliates are and have been in compliance with the applicable requirements of COBRA, except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(vi) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation relating to the Benefit Plans, other than routine claims for benefits.

(vii) (A) All outstanding Company Options have been granted under the Stock Plans, and (B) all outstanding Company Options have been granted with an exercise price not less than the fair market value of a Share on the date of grant.

(viii) Except as set forth on Section 5.1(h)(viii)(A) of the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the Offer or the Merger will (either alone or upon the occurrence of any additional or subsequent events): (A) entitle any employee, officer, consultant, independent contractor, or director of the Company or its Subsidiaries to any payment (whether severance payment or otherwise) or any material increase in payment (other than severance pay required by any applicable Law), or (B) accelerate the time of payment or vesting or result in any increase in, or funding (through a grantor trust or otherwise) of, compensation or benefits under, or result in any other material obligation pursuant to, any of the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 4999 of the Code.

(ix) Each plan of the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings and final regulations), except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(x) The term “Designated Officer” when used in this Agreement shall mean an “officer” of the Company for purposes of Rule 16a-1(f) under the Exchange Act. Section 5.1(h)(x) of the Company Disclosure Letter contains a correct and complete list of the Designated Officers as of the date of this Agreement.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.3, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews, the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries each has obtained (and there is no suspension currently in effect or cancellation of) and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date hereof, neither the Company nor its Subsidiaries is a party to any Contract (or group of related Contracts with the same party or an Affiliate of such party):

(A) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) that (I) contains any non-compete or exclusivity provisions (or obligates the Company or any Affiliates to enter into any non-compete or exclusivity arrangements) with respect to any line of business, geographic area or other conduct with respect to the Company or any of its Affiliates, (II) restricts the conduct of any line of business (including the ability to research, develop, distribute, sell, supply, market or manufacture any product (including products under development) for any indication in any product market, therapeutic area or geographic area) by the Company or any of its Affiliates or (III) requires or obligates the Company or any Affiliates to purchase specified minimum amounts of any product or material or to perform or conduct research, clinical trials or development for the benefit of any person other than the Company or any Affiliates;

(C) (x) containing any standstill or similar agreement pursuant to which the Company or its Subsidiaries has agreed not to acquire assets or securities of another Person or (y) containing a put, call, right of first refusal or similar right pursuant to which the Company or its Subsidiaries could be required to purchase or sell, or otherwise acquire or transfer, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000;

(D) that would prevent, materially delay or materially impede the Company’s ability to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(E) that is between the Company or its Subsidiaries and any of their respective directors or officers or any Person beneficially owning five percent (5%) or more of the outstanding Shares;

(F) that involves annual expenditures in excess of $2,000,000 in the aggregate and was not entered into in the ordinary course of business;

(G) that relates to a partnership, joint venture or similar arrangement;

(H) that relates to the borrowing of money or extension of credit and that involves an amount in excess of $2,000,000 in the aggregate other than accounts receivables and payables incurred or arising in the ordinary course of business;

(I) that relates to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of (x) products (including products under development) of the Company or any Subsidiary or (y) products (including products under development) licensed by the Company or any Subsidiary, in each case where such contract involves future annual expenditures greater than $2,000,000 in the aggregate;

(J) that relates to the Intellectual Property related to the Key Product; or

(K) that involves the payment by the Company or its Subsidiaries of royalties.

Each such Contract described in clauses (A) through (K) above of this Section 5.1(j)(i) is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts (and those Contracts that would be Material Contracts but for the exception of being filed as exhibits to the Company Reports) is valid and binding on the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, its Subsidiaries or, to the Knowledge of the Company, any other party, is in default under any Material Contract, in each case except for such defaults that, individually or in the aggregate with other such defaults, would not reasonably be expected to have a Company Material Adverse Effect.

(k) Real Property. Except for such matters as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted free and clear of any Liens other than Permitted Liens.

For the purpose of this Agreement, “Permitted Liens” shall mean (i) statutory Liens for Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which sufficient reserves have been established in the financial statements and books and records of the Company in accordance with GAAP, (ii) landlords’, warehousemens’, mechanics’, materialmens’, carriers’ or similar Liens that relate to obligations not due and payable and arise in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land use regulations promulgated by Governmental Entities, (v) the interests of the lessors and sublessors of any leased properties and (vi) easements, rights of way and other imperfections of title or encumbrances that do not materially interfere with the present use of, or materially detract from the value of, the property related thereto.

(l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, the Shares, the Offer or the Merger. The Company has duly elected not to be governed by Section 203 of the DGCL.

(m) Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries are in compliance with applicable Environmental Laws since January 1, 2011; (B) to the Knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Law for the operation of the business as presently conducted; (C) neither the Company nor any Subsidiary has received from any Governmental Entity any written claim, notice of violation or citation concerning any violation or alleged violation of any applicable Environmental Law during the two years preceding the date of this Agreement which has not been resolved; and (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any judicial actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any Subsidiary with any Environmental Law.

Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(m) constitute the sole and exclusive representations and warranties of the Company relating to any Environmental Law.

As used herein, the term “Environmental Law” means any applicable law, regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity concerning (A) the protection of the environment (including air, water, soil and natural resources) or (B) the use, storage, handling, release or disposal of Hazardous Substances, in each case as in effect as of the date of this Agreement.

As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law as of the date of this Agreement, including petroleum and any derivative or by-products thereof.

(n) Taxes.

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are complete and accurate, except in each case where such failure to so prepare or file Tax Returns, or the failure of such filed Tax Returns to be complete and accurate, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; (B) have paid all Taxes that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and except where such failure to so pay or remit, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect; and (C) have not waived any statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency;

(ii) As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes or Tax matters to which the Company is a party, which (if determined adversely to the Company) are reasonably likely to have a Company Material Adverse Effect;

(iii) None of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

(iv) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with a Governmental Entity in respect of Taxes that remains in effect, including an agreement to waive or extend the statute of limitations with respect to any material Taxes or material Tax returns, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of the Company or any of its Subsidiaries is currently pending with any Governmental Entity, and no such ruling, relief or advice has been obtained since 2008;

(v) Neither the Company nor any of its Subsidiaries participates or has “participated” in any “listed transaction” or “reportable transaction” as defined under Treasury Regulations Section 1.6011-4; and

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters. True and complete information as to the name, current job title, date of hire, location of employment, base salary, and bonus or incentive opportunity for 2014 of all current employees and executive officers of the Company and its Subsidiaries has been made available to Parent. As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union, trade union, works council, or other labor organization, and neither the Company nor any of its Subsidiaries is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it or them to bargain with any labor union or labor organization and (ii) there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walk-out, work stoppage or lockout involving the Company or any of its Subsidiaries, except in either case of clause (i) or (ii) immediately above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are (i) in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, affirmative action, employee privacy, wages and hours, and social security matters, and (ii) in compliance with all applicable Laws relating to the relations between it and any labor union, labor organization, trade union, work council or other body representing employees of the Company and its Subsidiaries, except in either case of clause (i) or (ii) immediately above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(p) Intellectual Property.

(i) Section 5.1(p)(i) of the Company Disclosure Letter lists as of the date hereof all material (A) Patents that are owned solely by the Company or its Subsidiaries, (B) Patents that are owned jointly by the Company or its Subsidiaries and (C) Trademarks owned by the Company or its Subsidiaries that are the subject of a registration or a pending application for registration (collectively, the “Registered Intellectual Property”). The Company is the sole and exclusive beneficial (by license or otherwise) and, with respect to applications and registrations, record owner of (or has exclusive rights with respect to) all of the Registered Intellectual Property set forth in Section 5.1(p)(i)(A) of the Company Disclosure Letter. To the Knowledge of the Company, the Registered Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment or decree adversely affecting the Company’s or its Subsidiaries’ use thereof or rights thereto, except for such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, since December 31, 2012, (A) neither the Company nor its Subsidiaries has infringed or otherwise violated the Intellectual Property rights of any third party, and (B) no Person is infringing, misappropriating, or otherwise violating the Intellectual Property rights owned by or exclusively licensed to the Company or its Subsidiaries, except, in each case, for such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(iii) Section 5.1(p)(iii) of the Company Disclosure Letter lists all IP Contracts. Each of the IP Contracts is valid and binding on the Company or its Subsidiaries and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(iv) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of Trade Secrets that are owned by the Company or its Subsidiaries. To the Knowledge of the Company, such Trade Secrets have not been disclosed to any Person except pursuant to written non-disclosure agreements, except for any disclosures that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(v) Each current and former employee of the Company who works or worked in the Company’s business that was or is involved in the invention, creation, development, design or modification of any material Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in and to any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment with the Company, and all material Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(vi) For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property” means all (A) trademarks, service marks, corporate names, trade names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”); (B) patents (including utility and design patents), and the applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals thereof and any patent application or patents claiming priority thereof to the extent not included in the foregoing (collectively, “Patents”); (C) trade secrets, know-how, and any other proprietary confidential information, including processes, formulae, models and methodologies (collectively, “Trade Secrets”); and (D) copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations and reversions thereof.

“IP Contracts” means all Contracts in force as of the date hereof, the primary subject of which is the licensing of Intellectual Property, (A) under which the Company or any of its Subsidiaries has obtained or granted any express license to use, or (B) which by their terms expressly restrict the Company’s or any of its Subsidiaries’ right to use, in each case clauses (A) and (B) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or its Subsidiaries, other than Contracts entered into in the ordinary course of business and Contracts with respect to Intellectual Property that is generally available on a commercial basis from third parties, including any Contracts providing for the license of software that is generally available on a commercial basis.

(q) Insurance. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid as of the date of this Agreement, no written notice of cancellation has been received by the Company under such policies as of the date hereof, and as of the date hereof, there is no existing default or event which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(r) Regulatory Matters.

(i) Each of the Company and its Subsidiaries has all Licenses necessary to conduct its business as presently conducted, including all such Licenses of the United States Food and Drug Administration (“FDA”) or any other applicable U.S. or foreign drug regulatory authority (collectively with the FDA, “Regulatory Authorities”) necessary to conduct its business as presently conducted (collectively, the “Regulatory Licenses”), except those Licenses the absence of which, individually or in the aggregate with other such absences, are not reasonably likely to have a Company Material Adverse

Effect and are not reasonably likely to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. There has not occurred any revocation or termination of any Regulatory License, or any impairment of the rights of the Company or its Subsidiaries under any Regulatory License, except for any such revocation, termination or impairment that, individually or in the aggregate with other such revocations, terminations and impairments, are not reasonably likely to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has operated in compliance with applicable Laws administered or enforced by Regulatory Authorities, except where the failure so to comply, individually or in the aggregate with other such failures, are not reasonably likely to have a Company Material Adverse Effect.

(ii) With respect to the Key Product, IDX-21459 and Samatasvir, all preclinical studies and clinical trials (and the drug products, including placebos, used in such clinical trials), and other studies and tests conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries have been, and if still pending are being, conducted in compliance with all applicable Laws (including those pertaining to clinical trial registrations, and adverse event reporting, Good Laboratory Practice and Good Clinical Practice contained in 21 C.F.R. Part 58 and Part 312, all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, and Good Manufacturing Practice contained in 21 C.F.R. 210 and 211 and applicable guidance published by the FDA from time to time), except for noncompliances that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. With respect to the Key Product, IDX-21459 and Samatasvir, no clinical trial conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries, has been terminated or suspended prior to completion for safety or other non-business reasons, and neither the FDA nor any other applicable Regulatory Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on any ongoing clinical investigation conducted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries.

(iii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their employees or clinical investigators engaged by the Company or its Subsidiaries have been convicted of any crime or engaged in any conduct that in any such case has resulted, or is reasonably likely to result, in debarment under 21 U.S.C. Section 335a.

(iv) The Company has made available to Parent complete and correct copies of each Investigational New Drug Application and each similar state or foreign regulatory filing made on behalf of the Company or its Subsidiaries, including all related supplements, amendments and annual reports.

(s) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any agent, broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Offer, the Merger or any other transaction contemplated by this Agreement except that the Company has employed Centerview Partners LLC as its financial advisor. The Company has made available to Parent complete and correct copies of all Contracts between the Company and Centerview Partners LLC.

(t) Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9 (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, at the respective times the Schedule 14D-9 and the Offer Documents are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act.

(u) Fairness Opinion. The board of directors of the Company has received the written opinion (the “Fairness Opinion”) of Centerview Partners LLC, as financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to the assumptions, qualifications and limitations set forth therein, the Offer Price and the Per Share Merger Consideration to be paid to the holders of Shares (other than Excluded Shares) pursuant to the Agreement is fair, from a financial point of view, to such holders. The Company will deliver or make available to Parent for informational purposes a signed copy of the Fairness Opinion as soon as possible following the date hereof.

(v) Product Event. There has not occurred any Product Event. As used in this Agreement, “Product Event” means any serious adverse event that (i) is determined by an independent safety review committee overseeing the safety of the relevant clinical study to be directly related to the Key Product, IDX-21459 or Samatasvir (not predominantly related to any compound with which such product is co-administered) and to have (a) resulted in death, (b) been life-threatening, (c) required inpatient hospitalization or a significant prolongation of existing hospitalization, (d) resulted in persistent or significant disability or incapacity, (e) resulted in a congenital anomaly or birth defect or (f) required significant intervention to prevent permanent impairment or damage; and (ii) (x) results in the FDA or a comparable foreign regulatory authority, agency, commission, body or governmental entity placing a clinical hold on the development program of the Key Product, IDX-21459 or Samatasvir or (y) is likely to result in a significant delay to the development timeline of the Key Product, IDX-21459 or Samatasvir as of the date of this Agreement. As used in this Agreement, “Key Product” means IDX-21437.

5.2 Representations and Warranties of Parent and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and only with respect to, any other section or subsection to which the relevance of such item is reasonably apparent), Parent and Merger Sub each hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement, the Offer, the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement, and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings and Approvals; No Violations; Etc.

(i) Other than the filings, approvals and/or notices (A) pursuant to Section 1.5, (B) under the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, including the filing and dissemination of the Offer Documents, (C) under the HSR Act, (D) under stock exchange rules and (E) listed in Section 5.2(c)(i) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby, except those, the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the

Offer, the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation, certificate of formation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above of this Section 5.2(c)(ii), for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, the Offer, the Merger or the other transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or materially delay the ability of Parent and Merger Sub to consummate the Offer, the Merger and the other transactions contemplated by this Agreement.

(e) Available Funds. Parent and Merger Sub currently have available to them all funds necessary for the payment to the Paying Agent of the aggregate Offer Price and the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement, including amounts payable under Section 4.3.

(f) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

(g) Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer, the Merger or other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability except that Parent has retained Credit Suisse Securities (USA) LLC as its financial advisor.

(h) Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9)

will, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders, contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

(i) Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan and cost-related plan information, regarding the Company, its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, or any other Person, with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge that neither the Company nor any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, business plans or cost-related plans).

ARTICLE VI

Covenants

6.1 Interim Operations.

(a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing (such approval not to be unreasonably withheld, delayed or conditioned)), and except as otherwise expressly contemplated or permitted by this Agreement or as required by a Governmental Entity or applicable Laws, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary course of business and, to the extent consistent with the foregoing, the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations substantially intact, maintain satisfactory relationships with Governmental Entities, customers and suppliers having significant business dealings with them and keep available the services of their key employees; provided, however, that no action taken by the Company or its Subsidiaries with respect to matters specifically addressed by clauses (i)-(xviii) of this Section 6.1(a) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. In furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly contemplated or permitted by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, delayed or conditioned), (C) as may be required by applicable Law or any Governmental Entity or (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt any change in its certificate of incorporation or bylaws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company;

(iii) make any material acquisition of assets outside of the ordinary course of business, other than acquisitions (A) pursuant to Contracts in effect as of the date of this Agreement, or (B) that would be permissible under clause (ix) below;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (A) the issuance of Shares upon the exercise of Company Options; or (B) the issuance of Shares to Novartis Pharma AG upon the occurrence of the preceding subclause (A), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $2,000,000 in the aggregate other than loans, advances, capital contributions or investments made in the ordinary course of business;

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the retention or acquisition of any Shares tendered by current or former employees or directors in order to pay Taxes in connection with the exercise of Company Options);

(viii) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, other than (A) in the ordinary course of business (including to fund expenditures permissible under clauses (iii), (v) and (ix) of this Section 6.1(a)), (B) Permitted Liens or (C) other indebtedness in an aggregate principal amount not to exceed $2,000,000 outstanding at any time;

(ix) except for expenditures made in the ordinary course of business or those related to operational emergencies, equipment failures or outages, make or authorize any capital expenditure in excess of $2,000,000 in the aggregate during any calendar year;

(x) make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;

(xi) settle or compromise any litigation or other proceedings before any arbitrator, court or a Governmental Entity that (A) relates to the transactions contemplated hereby, (B) does not relate to the transactions contemplated hereby and (I) involves the payment of monetary damages that exceed $2,000,000 individually or in the aggregate during any calendar year, net of any amount covered by insurance or indemnification or (II) imposes or requires actions that would have a material effect on the continuing operations of the Company or (C) relates to any litigation set forth on Section 5.1(a) of the Company Disclosure Letter;

(xii) make or cause to be made any material Tax election, change any material method of accounting or file or cause to be filed any amended Tax Return or claim for refund of Taxes;

(xiii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, licenses, rights, operations, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, other than Permitted Liens or transactions (A) in the ordinary course of business, including with respect to any Intellectual Property or (B) pursuant to Contracts, including IP Contracts, in effect prior to the date of this Agreement;

(xiv) except as required pursuant to any Contract or Benefit Plan in effect on the date of this Agreement or as required by applicable Law (A) grant or provide any bonus, severance, termination, change of control, or retention payments or benefits to, or increase in any manner the bonus, severance, termination, change of control, or retention payments or benefits of, any director, officer, employee or independent contractor of the Company or its Subsidiaries, (B) grant, modify or amend any equity or equity-based awards that may be settled in Shares or any other securities of the Company or its Subsidiaries, (C) increase the compensation, bonus, fringe or other benefits of any director, officer, employee or independent contractor, except for annual merit-based base pay increases (and corresponding increases to cash incentive opportunities) to non-Designated Officers consistent with past practice and that do not exceed 3% per individual and 2% in the aggregate, (D) establish, adopt, enter into, terminate or amend any Benefit Plan or any other plan, agreement, program, policy or arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (other than routine changes to welfare plans or any changes to Benefit Plans that would not result in more than a de minimis increase to the Company’s costs under such Benefit Plans), (E) take any action to accelerate the vesting or payment of any compensation or benefits under any Benefit Plan except as provided in this Agreement or (F) hire any employee or officer with an annual base salary in excess of $150,000 (other than the hiring of any employees or officers to replace any employees or officers who left the Company or its Subsidiaries after the date hereof or in fulfillment of open job requisitions on the date hereof), or terminate the employment of any employee of the Company or its Subsidiaries other than for just cause;

(xv) except as required by applicable Law, enter into, adopt, or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xvi) other than in the ordinary course of business or except for Contracts that relate to the Key Product (including any Intellectual Property related thereto) (A) enter into any contract or agreement that would be a Material Contract if it had been entered into prior to the date of this Agreement, (B) terminate, amend, modify, renew or waive any material rights under any Material Contract or (C) take any action set forth on Section 6.1(a)(xvi)(C) of the Company Disclosure Letter with respect to any Material Contract;

(xvii) enter into, terminate, amend, modify, renew or waive any material rights under any IP Contracts, or sell, transfer or license to any Person or otherwise adversely amend or modify any rights to any Intellectual Property of the Company or any Company Subsidiary; or

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal with any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub), or provide any non-public information or data to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) relating to, the Company or any of its Subsidiaries, or to afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub); or

(iii) otherwise assist, participate in, facilitate or knowingly encourage any effort or attempt by any third party to make or seek to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the Acceptance Time, (A) the Company may provide information relating to the Company and/or any of its Subsidiaries in response to a request therefor by a Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons who has made a bona fide written Acquisition Proposal if the Company receives from the Person or group of Persons so requesting such information an executed customary confidentiality agreement on terms that, taken as a whole, are not less restrictive to the other party than those contained in the Confidentiality Agreement; it being understood that such confidentiality agreement need not prohibit the making or amendment to an Acquisition Proposal; and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously disclosed or provided; and (B) the Company and its Representatives may engage or participate in any discussions or negotiations with any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of Persons who has made such a bona fide written Acquisition Proposal, in each case, if and only to the extent that, prior to taking any action described in clause (A) or (B) above, (x) the board of directors of the Company or any committee thereof determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) the board of directors of the Company or any committee thereof has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.

(b) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company and/or any of its Subsidiaries, (ii) any direct or indirect acquisition by any Person (or the equity holders of such Person) or “group” (as defined in or under Section 13(d) of the Exchange Act) resulting in, or proposal or offer (including a tender offer), which if consummated would result in, any Person (or the equity holders of such Person) or “group” (as defined in or under Section 13(d) of the Exchange Act) becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company (measured by the fair market value thereof), in each case other than the transactions contemplated by this Agreement or (iii) any proposal of offer with respect to any license (whether exclusive or non-exclusive) pertaining to commercialization rights for the Key Product, IDX-21459 or Samatasvir; provided that no research or development collaborations described in any Material Contract as in effect on the date of this Agreement, subject to Section 6.1(a)(xvi)(C), shall be considered or deemed to be an Acquisition Proposal.

“Intervening Event” means an event, fact, occurrence or circumstance that was not known to the board of directors of the Company or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known to the board of directors of the Company or any committee thereof as of the date of this Agreement), which event, fact, occurrence or circumstance, or any consequence thereof, becomes known to the board of directors of the Company or any committee thereof prior to the Acceptance Time; provided, however, that in no event shall any Acquisition Proposal, or any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, constitute an Intervening Event.

“Superior Proposal” means a bona fide written Acquisition Proposal that would result in any Person (or the equity holders of such Person) or “group” (as defined in or under Section 13(d) of the Exchange Act) becoming the beneficial owner, directly or indirectly, of more than 50% of the consolidated total assets (including equity securities of its Subsidiaries) of the Company (measured by any of the fair market value thereof) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company or any committee thereof has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) and Section 8.3(a) of this Agreement).

(c) No Change in Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that the board of directors of the Company or any committee thereof may take no position with respect to an Acquisition Proposal until the close of business on the tenth (10th) business day after the commencement of such Acquisition Proposal pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification); or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a), cause or permit the Company to enter into any acquisition agreement, merger agreement or similar definitive agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement” ) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the Acceptance Time, the board of directors of the Company or any committee thereof may withhold, withdraw, qualify or modify the Company Recommendation (a “Change of Recommendation” ) if (i) (x) the board of directors of the Company or any committee thereof receives an Acquisition Proposal that it determines in good faith, after consultation with its financial advisor and outside legal counsel constitutes a Superior Proposal and the board of directors of the Company or any committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law or (y) an Intervening Event occurs and as a result thereof the board of directors of the Company or any committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to effect a Change of Recommendation would be inconsistent with its fiduciary duties under applicable Law; (ii) the Company has notified Parent in writing that it intends to effect a Change of Recommendation describing in reasonable detail the reasons for such Change of Recommendation (a “Recommendation Change Notice”); (iii) if applicable, the Company has provided Parent a copy of all definitive agreements (including all financing documents) with respect to such Superior Proposal; (iv) if requested by Parent, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to make such Change of Recommendation would no longer be inconsistent with the board of directors’ fiduciary duties (and, if applicable, such Superior Proposal ceases to constitute a Superior Proposal) during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Recommendation Change Notice and ending at the passage of seventy-two (72) hours, or if such seventy-two (72) hour period does not include at least one (1) full business day (beginning at 9 a.m. and ending at 5 p.m. Eastern Time), ending at 5:00 p.m. Eastern Time on the first business day commencing after the passage of such seventy-two (72) hour period (the “Match Period”) (it being understood and agreed that any amendment to any material term or condition of any Superior Proposal shall require a new Recommendation Change Notice and a new Match Period); and (v) no earlier than the end of the Match Period following receipt of the

Recommendation Change Notice by Parent, the board of directors of the Company or any committee thereof shall have determined in good faith (after consultation with outside legal counsel), after considering the terms of any binding proposal to amend or this Agreement by Parent, that the failure to effect a Change of Recommendation would still be inconsistent with its fiduciary duties under applicable Law and, if applicable, the board of directors of the Company or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, after considering the terms of any proposed amendment or modification to this Agreement, the Acquisition Proposal that is the subject of the Recommendation Change Notice continues to constitute a Superior Proposal, and in such case the Company may also take actions pursuant to Section 8.3(a).

(d) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company or any committee thereof from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, however, that the board of directors of the Company or any committee thereof shall not make any Change of Recommendation except in accordance with Section 6.2(c) of this Agreement.

(e) Existing Discussions. The Company and its Subsidiaries shall, and shall cause their Representatives to, immediately (i) cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) request and use reasonable best efforts to cause the prompt return or destruction of all confidential information previously furnished to any Person within the last twelve (12) months for the purposes of evaluating a possible Acquisition Proposal and (iii) prohibit and prevent any third party from accessing any physical or electronic data room relating to a possible Acquisition Proposal.

(f) Notice. The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements, and, and to the extent the Company is permitted pursuant to any confidentiality agreements as in effect as of the date of this Agreement, the identity of the Person or group of Persons making the proposal or offer, and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified (including by providing copies of additional written materials relating thereto within 24 hours of receipt thereof).

6.3 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable (and in any event shall make all filings pursuant to the HSR Act within ten (10) calendar days of the date hereof) all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement. Parent will not withdraw and refile its initial filing or take similar voluntary action to extend the review period under the HSR Act or any other Law unless the Company has consented in writing in advance thereto (which consent shall not be unreasonably withheld, conditioned or delayed). The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Nothing in this Agreement shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.

(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Offer, the Merger and any of the other transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Offer, the Merger or any of the other transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Offer, the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or teleconference with any Governmental Entity in respect of any filings, investigation or other inquiry with respect to the Offer, the Merger and the other transactions contemplated by this Agreement unless to the extent practicable (i) it consults with the other party in advance and (ii) and to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or teleconference; provided that such rights to participate shall not apply when information that the other party deems competitively sensitive is being discussed.

(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.3, each of the Company (in the case of Sections 6.3(d)(i) and 6.3(d)(iii) set forth below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

(i) the prompt provision to each and every domestic or foreign governmental or regulatory authority, agency, commission, body, court or executive governmental entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) of non-privileged information and documents requested by any Government Antitrust Entity or that are necessary, proper or advisable to permit consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement;

(ii) the prompt use of its reasonable best efforts to avoid the entry or enactment of any permanent, preliminary or temporary injunction or other order, decree, decision, determination, judgment, or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, without limitation, any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions and, in the case of any such claim asserted by a Government Antitrust Entity, the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Government Antitrust Entity giving effect thereto) if such action (a “Remedy”) should be reasonably necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance or enactment of any order, decree, decision, determination, judgment or Law that would delay, restrain, prevent, enjoin or otherwise prohibit consummation in any material respect of the transactions contemplated by this Agreement by any Government Antitrust Entity (it being understood that, (I) as it relates to the Company and its Subsidiaries, no such action will be binding on the Company or its Subsidiaries unless it is contingent upon the occurrence of the Closing and (II) without limitation of Parent’s obligations to avoid, prevent, eliminate or remove any such proceeding, order, decree, decision, determination, judgment or Law on or prior to the Termination Date, Parent shall have complete discretion in the negotiation of any such Remedy); provided, however, that notwithstanding anything to the contrary in this Agreement, Parent shall not be required to sell, divest, hold separate, or license the Key Product (any such action, a “Non-Required Remedy” ); and

(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (ii) of this paragraph (d)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination, decree or enactment so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

6.4 Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested (including for purposes of determining whether the Company or any Subsidiary has undergone any ownership change under the Section 382 of the Code prior to the Effective Time or determining the applicability of Sections 280G and 4999 of the Code), provided that no investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent copies of calculations with respect to Section 280G of the Code with respect to any disqualified individuals in connection with the transactions contemplated by this Agreement. At the request of Parent and subject to applicable Law, the Company shall use its reasonable best efforts to arrange prompt access for Parent’s officers and authorized Representatives to the counterparties to the Material Contracts listed in Section 6.4 of the Company Disclosure Letter. All requests for information made pursuant to this Section 6.4 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

6.5 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ to enable the de-listing by the Surviving Corporation of the Shares from the NASDAQ and the de-registration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.6 Publicity. The initial press release regarding the Offer, the Merger and the other transactions contemplated by this Agreement shall be a joint press release mutually agreed to and thereafter (unless and until a Change of Recommendation has occurred pursuant to Section 6.2(c)) the Company and Parent shall not issue any press releases or otherwise make public announcements with respect to the Offer, the Merger and the other transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement is required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.7 Employee Benefits.

(a) Parent agrees that, during the period commencing at the Acceptance Time and ending on the last day of the calendar year following the calendar year in which the Acceptance Time occurs, Parent shall provide, or shall cause to be provided (1) to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Acceptance Time (each, a “Continuing Employee”) base salary and annual target cash incentive opportunity (excluding, for the avoidance of doubt, any equity-based compensation or benefits) which are, in each case, no less than those provided by the Company and its Subsidiaries immediately prior to the Acceptance Time to each such Continuing Employee, (2) to the Continuing Employees, welfare benefits and perquisites (excluding, for the avoidance of doubt, any equity-based compensation or benefits) that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Acceptance Time under either the Benefit Plans or employee benefit plans maintained by Parent or its Affiliates, at Parent’s sole discretion, and (3) to each Continuing Employee, severance benefits that are no less favorable than the severance benefits provided by Parent under the Merck & Co., Inc. U.S. Separation Benefits Plan.

(b) For purposes of vesting, benefit accrual (solely for purposes of determining severance, vacation and sick time credit) and eligibility to participate under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Acceptance Time (including the Benefit Plans) (the “New Plans” ), each Continuing Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Acceptance Time, to the same extent as such Continuing Employee was entitled, before the Acceptance Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Acceptance Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent will use reasonable best efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Benefit Plan in which such Continuing Employee participated immediately before the Acceptance Time (such plans, collectively, the “Old Plans” )), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plan. Parent shall cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year.

(c) Parent hereby acknowledges that a “change in control” or other event with similar import, within the meaning of the Benefit Plans that contain such terms will occur upon the Acceptance Time. Parent shall, and shall cause the Surviving Corporation and any successor thereto to, honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Company’s Benefit Plans listed on Section 6.7(c) of the Company Disclosure Letter. No later than the Acceptance Time, the Company shall take all actions necessary to cause the Change in Control Severance Guidelines for Employees (applicable to VP Grade and 1-18 Grades) to terminate without any liability to the Company or its Subsidiaries, effective as of immediately prior to the Acceptance Time.

(d) If the Acceptance Time occurs during calendar year 2014, Parent shall cause the Company to pay to each Continuing Employee who is a participant in the Company’s incentive plans listed on Section 6.7(d) of the Company Disclosure Letter (the “Incentive Plans”) immediately prior to the Acceptance Time and who either (x) remains employed by Parent or its Affiliates (including the Company) through December 31, 2014 or (y) is terminated from employment by Parent or its Affiliates (including the Company) on or after the Acceptance Date and prior to January 1, 2015 (other than for just cause), an annual incentive amount in respect of the 2014 fiscal year equal to no less than the applicable target level for each such employee (at 100% funding) (the “FY 2014 Bonus”). Such FY2014 Bonus shall be paid at the same time as would otherwise be payable pursuant to the terms of the Incentive Plans.

(e) No later than the Acceptance Time, the Company shall take all actions reasonably necessary, including causing the adoption of resolutions of the board of directors of the Company, to terminate the Company 401(k) Plan and to cause each Continuing Employee to become 100% vested in such Continuing Employee’s accounts under each Company 401(k) Plan, effective as of no later than the day immediately preceding the Acceptance Time. The Company shall provide Parent evidence that such resolutions to terminate the Company 401(k) Plan have been adopted by the board of directors of the Company. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. As soon as administratively feasible after the Acceptance Time, Parent agrees to take such actions necessary to permit Continuing Employees to participate in the Merck U.S. Savings Plan (the “Parent 401(k) Plan”) and the Retirement Plan for Salaried Employees of MSD (the “Parent Cash Balance Plan”). Without limiting the undertakings in Section 6.7(b), service by Continuing Employees for the Company and its Subsidiaries prior to the Acceptance Time shall be included, as applicable, for vesting, eligibility and cash balance service points, but not for benefit accruals, under the Parent 401(k) Plan and Parent Cash Balance Plan.

(f) The provisions of this Section 6.7 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (other than Section 6.7(e)), (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Acceptance Time, or (iii) create any third-party beneficiary or other right (including, but not limited to, a right to employment) in any Person, including any current or former employee of the Company or any Subsidiary of the Company, any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

6.8 Expenses. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 8.5, whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.9 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Parties’ service as a director, officer or employee of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the transactions contemplated by this Agreement and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party.

(b) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”)

with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required, or the Company permitted, to expend for such policies pursuant to this Section 6.9(b) an annualized premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annualized premium of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation, certificate of formation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of incorporation, certificate of formation or bylaws of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Offer, the Merger and the other transactions contemplated by this Agreement and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

6.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or any of the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.11 Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Compensation Committee of the board of directors of the Company) will take all such actions as may be required to cause any agreements, arrangements or understandings that have been or will be entered into by Parent, the Company or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates pursuant to which payments are made or to be made or benefits are granted or to be granted according to such arrangements (including any amendment or modification thereof) to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.12 Section 16 Matters. Prior to the Acceptance Time, the Company will take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

6.13 Agreements Concerning Parent and Merger Sub.

(a) During the period from the date of this Agreement through the Effective Time, Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement.

(b) Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. Parent shall, immediately following execution of this Agreement, approve this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the articles of incorporation and bylaws of Merger Sub.

(c) Neither Parent nor Merger Sub shall take or permit any of their Affiliates to take any action that is reasonably likely to prevent or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

6.14 Notices of Certain Events.

(a) The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and (iii) any legal actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement. In no event shall (x) the delivery of any notice by a party pursuant to this Section 6.14 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, or (y) disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

(b) The Company shall promptly notify Parent and Merger Sub promptly upon becoming aware of (i) any significant data relating to the Key Product, IDX-21459 or Samatasvir, including information related to any significant adverse events with respect to the Key Product, IDX-21459 or Samatasvir, and (ii) any change, fact or condition that has had or would reasonably be expected to have a Product Event.

ARTICLE VII

Conditions

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”).

(b) Purchase of Shares in the Offer. Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer.

ARTICLE VIII

Termination

8.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if:

(a) the Acceptance Time shall not have occurred by October 8, 2014 (the “Termination Date”); provided, however, that (i) the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the Termination Date and (ii) if as of such date, the Regulatory Condition (as defined in Exhibit A) is not satisfied but all of the other Tender Offer Conditions shall have been satisfied or waived (other than the Minimum Condition and the delivery of the certificates referenced in clause (5) of Exhibit A, which certificates only need to be capable of being delivered) and the Regulatory Condition remains capable of being satisfied or waived, then the Termination Date may be extended until March 9, 2015 at the election of Parent or the Company by written notice to the other party (and such date shall then be the Termination Date); or

(b) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Offer or the Merger shall become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order.

8.3 Termination by the Company. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned by the Company:

(a) at any time prior to the Acceptance Time, if (i) the board of directors of the Company or any committee thereof authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing (the “Superior Proposal Notice”) that it intends to enter into such an agreement, which notice shall attach a copy of all definitive agreements (including all financing documents )with respect to such notice; (ii) if requested in writing by Parent, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement so that the failure to terminate this Agreement pursuant to this Section 8.3(a) would not be inconsistent with the fiduciary duties of the board of directors of the Company (and such Superior Proposal would cease to constitute a Superior Proposal) during the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at the end of the Match Period (it being understood and hereby agreed that (1) such Match Period may be the same Match Period contemplated by Section 6.2(c) if the Superior Proposal Notice also serves as a Recommendation Change Notice) and (2) any amendment to any material term or condition of the definitive agreements provided in the Superior Proposal Notice shall require a new Superior Proposal Notice and a new Match Period); (iii) no earlier than the end of the Match Period referred to in clause (ii), the board of directors of the Company (or any committee thereof) shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), after considering the terms of binding proposal to amend or modify this Agreement by Parent, that such Superior Proposal remains a Superior Proposal and that failure to terminate this Agreement pursuant to this Section 8.3(a) would be inconsistent with its fiduciary duties under applicable Law; (iv) the Company immediately prior to or concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5; and (v) the board of directors of the Company approves, and the Company concurrently with the termination enters into, a definitive agreement providing for the implementation of such Superior Proposal;

(b) at any time prior to the Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth (i) is incapable of being cured by the Termination Date, or if curable, has not been cured within twenty (20) business days after receipt of written notice thereof from the Company and (ii) impairs or would reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall have given Parent at least thirty (30) days’ written notice (or such shorter period of time as may remain prior to the Termination Date) prior to such termination pursuant to this Section 8.3(b); or

(c) if Merger Sub fails to commence the Offer on or prior to June 20, 2014 or if Merger Sub fails to consummate the Offer in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(c) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the cause of, or resulted in, Merger Sub’s failure to commence the Offer on or prior to such date.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent, notwithstanding the adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a) if (i) the board of directors of the Company or any committee thereof shall have made a Change of Recommendation or (ii) a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, within ten (10) business days after the commencement of such tender or exchange offer (within the meaning of Rule 14d-2 under the Exchange Act), the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company stockholders reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer;

(b) at any time prior to the Acceptance Time, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, and such breach or untruth gives rise to a failure of the Tender Offer Conditions set forth in paragraph (3) or (4) of Exhibit A hereto to be satisfied and such breach or condition is incapable of being cured by the Termination Date, or if curable, has not been cured within twenty (20) business days after receipt of written notice from Parent; provided that Parent shall have given the Company at least thirty (30) days written notice (or such shorter period of time as may remain prior to the Termination Date) prior to such termination pursuant to this Section 8.4(b); or

8.5 Effect of Termination and Abandonment.

(a) Except as provided in paragraphs (b) and (c) below, in the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from fraud or any breach of this Agreement and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that:

(i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn prior to the date of termination) and thereafter this Agreement is terminated by Parent pursuant to Section 8.4(b) or by either Parent or the Company pursuant to Section 8.2(a);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a);

then the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a termination fee of $115,600,000 (the “Termination Fee” ); provided, however, that (A) the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3(a) payable by wire transfer of immediately available funds; (B) no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and such Acquisition Proposal is consummated (substituting “50%” for “15%” in the definition thereof; and for the avoidance of doubt, such Acquisition Proposal shall include any license (whether exclusive or non-exclusive) pertaining to commercialization rights for the Key Product, IDX-21459 or Samatasvir and such Termination Fee payable to Parent pursuant to clause (i) of this paragraph (b) shall be payable promptly after the consummation of such Acquisition Proposal (but in no event later than five (5) days after such consummation) and (C) such Termination Fee payable to Parent pursuant to clause (i) of this paragraph (b) shall be net of any Parent Expenses paid by the Company to Parent pursuant to the immediately following sentence. In the event that this Agreement is terminated pursuant to Sections 8.2(a) by Parent or the

Company and at the time of such termination the only Tender Offer Conditions that have not been satisfied or waived are the Minimum Condition and the delivery of the certificates referenced in clause (5) of Exhibit A, then the Company shall reimburse Parent promptly upon demand, but in no event later than two (2) business days after the date of such demand, by wire transfer of immediately available funds, all reasonable, documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) (“Parent Expenses”) incurred by Parent, Merger Sub or their respective Affiliates in connection with this Agreement and the transactions contemplated by this Agreement; provided that the Company shall not be obligated to reimburse Parent for Parent Expenses in excess of $5,000,000. The reimbursement of Parent Expenses pursuant to the immediately preceding sentence shall not relieve the Company of any subsequent obligation to pay any applicable Termination Fee pursuant to this Section 8.5(b) (less the amount of Parent Expenses previously reimbursed by the Company).

(c) The parties acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or any portion thereof, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on such amount or portion thereof at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Parent’s right to receive the Termination Fee and/or Parent Expenses from the Company pursuant to this Section 8.5 and Parent’s right to specific performance pursuant to Section 9.4(c) shall be the sole and exclusive remedies of Parent, Merger Sub and their respective Affiliates against the Company, its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Offer, the Merger or the other transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Offer, the Merger or the other transactions contemplated by this Agreement; provided, however, that in no event will the Parent or Merger Sub be entitled to both the payment of the Termination Fee and specific performance of this Agreement. The parties hereto expressly acknowledge and agree that: (i) upon any such termination of this Agreement, the payment of the Termination Fee pursuant to Section 8.5(b) shall be in full and complete satisfaction of any and all monetary damages of Parent and Merger Sub arising out of or related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement (including any breach by the Company), the termination of this Agreement, the failure to consummate the Offer, the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; and (ii) in no event shall Parent or Merger Sub be entitled to seek or obtain any recovery or judgment in excess of the Termination Fee (plus, in the case the Termination Fee is not timely paid, the amounts described in the first sentence of this Section 8.5(c)) against the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, and in no event shall Parent or Merger Sub be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated hereby (including any breach by the Company), the termination of this Agreement, the failure to consummate the Offer, the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; provided, however, that this Section 8.5(c) shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.4(c) prior to the termination of this Agreement in accordance with its terms.

ARTICLE IX

Miscellaneous and General

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.7 (Employee Benefits), 6.8 (Expenses) and 6.9 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.8 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the termination of this Agreement.

9.2 Extension; Waiver. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by an instrument in writing signed by each party; provided, however, that after the Acceptance Time, no amendment shall be made that decreases the Per Share Merger Consideration or that by Law requires approval by stockholders of the Company without approval of such stockholders. At any time prior to the Effective Time, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other or any of the conditions for its benefit contained herein; provided, however, that there shall be made no waiver that by Law requires approval by stockholders of the Company without the approval of such stockholders. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights hereunder or under applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise by any party of any of its rights hereunder precludes any other or further exercise of such rights or any other rights hereunder or under applicable Law.

9.3 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.4 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.4.

(c) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware or, if said Court of Chancery shall lack subject matter jurisdiction, any Federal court of the United States of America located in the County of New Castle, Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.4(c), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

9.5 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or overnight courier:

If to Parent or Merger Sub:

Merck & Co., Inc.

One Merck Drive

P.O. Box 100,

Whitehouse Station, NJ 08889-0100

Attention: Office of the Secretary

Facsimile: (908) 735-1246

Imperial Blue Corporation

c/o Merck Sharp & Dohme Corp.

One Merck Drive

P.O. Box 100

Whitehouse Station, NJ 08889-0100

Attention: Acting Head & Assistant Vice President, Corporate Development

Facsimile: (908) 735-1214

with a copy to:

Hughes Hubbard & Reed LLP,
One Battery Park Plaza New York, NY 10004-1482
Attention:	James Modlin
David Schwartz
Fax:	(212) 299-6817
(212) 299-6558
Email:	modlin@hugheshubbard.com
david.schwartz@hugheshubbard.com

If to the Company:

Idenix Pharmaceuticals, Inc.

320 Bent Street

Cambridge, Massachusetts 02141

Attention: Maria Stahl, Senior Vice President and General Counsel

Telephone: 617-995-9905

Email: stahl.maria@idenix.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:	Francis J. Aquila
Krishna Veeraraghavan
Fax:	(212) 558-3588
Email:	aquilaf@sullcrom.com
veeraraghavk@sullcrom.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission, if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one (1) business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.6 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement, dated May 15, 2014, between Merck Sharp & Dohme Corp. and the Company (as may be amended from time to time, the “Confidentiality Agreement”) and the other agreements entered into in connection with preserving the confidentiality of information, constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES OR RELIES ON ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES OR INDUCEMENTS, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.7 No Third Party Beneficiaries. Except as provided in Section 6.9 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.9 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each party hereto has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that, Parent may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or otherwise impair the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IDENIX PHARMACEUTICALS, INC.

By:	/s/ Ronald C. Renaud, Jr.
	Name:	Ronald C. Renaud, Jr.
	Title:	President and Chief Executive Officer

MERCK & CO., INC.

By:	/s/ Kenneth C. Frazier
	Name:	Kenneth C. Frazier
	Title:	Chairman, President & CEO

IMPERIAL BLUE CORPORATION

By:	/s/ Sunil A. Patel
	Name:	Sunil A. Patel
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Terms	Section

Acceptance Time	1.1(e)
Acquisition Proposal	6.2(b)
Affiliate	5.1(a)
Agreement	Preamble,
Alternative Acquisition Agreement	6.2(c)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Book Entry Share	4.1(a)
business day	1.1(d)
Bylaws	2.2
Certificate	4.1(a)
Certificate of Merger	1.5
Change of Recommendation	6.2(c)
Charter	2.1
Closing	1.4
Closing Date	1.4
COBRA	5.1(h)(v)
Code	1.1(f)
Company	Preamble
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.2(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Confidentiality Agreement	9.6
Constituent Corporations	Preamble
Continuing Employees	6.7(a)
Contract	5.1(d)(ii)
Covered Assets	5.1(a)
D&O Insurance	6.9(b)
Designated Officer	5.1(h)(x)
DGCL	Recitals
Dissenting Stockholders	4.1(a)
Effective Time	1.5
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
ERISA Plan	5.1(h)(ii)
Exchange Act	Recitals

Terms	Section

Exchange Fund	4.2(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Expiration Date	1.1(d)
Fairness Opinion	5.1(u)
FDA	5.1(r)(i)
FY 2014 Bonus	6.7(d)
GAAP	5.1(e)(iii)
Government Antitrust Entity	6.3(d)(i)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Incentive Plans	6.7(d)
Indemnified Parties	6.9(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(vi)
Intervening Event	6.2(b)
IP Contracts	5.1(p)(vi)
IRS	5.1(h)(ii)
Key Product	5.1(v)
Knowledge	5.1(g)
Laws	5.1(i)
Licenses	5.1(i)
Lien	5.1(b)
Match Period	6.2(c)
Material Contract	5.1(j)(i)
Merger	Recitals
Merger Sub,	Preamble
Minimum Condition	EXHIBIT A
Multiemployer Plan	5.1(h)(iv)
NASDAQ	1.1(d)
New Plans	6.7(b)
Non-U.S. Benefit Plans	5.1(h)(ii)
Offer	Recitals
Offer Documents	1.1(c)
Offer Price	Recitals
Old Plans	6.7(b)
Order	7.1(a)
ordinary course of business	5.1(g)
Parent	Preamble
Parent 401(k) Plan	6.7(e)
Parent Cash Balance Plan	6.7(e)
Parent Disclosure Letter	5.2
Parent Expenses	6.2(a)

Terms	Section

Patents	5.1(p)(vi)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Permitted Liens	5.1(k)
Person	4.2(d)
Product Event	5.1(v)
Recommendation Change Notice	6.2(c)
Registered Intellectual Property	5.1(p)(i)
Regulatory Authorities	5.1(r)(i)
Regulatory Condition	EXHIBIT A
Regulatory Licenses	5.1(r)(i)
Remedy	6.3(d)(i)
Representatives	6.2(a)
Schedule 14D-9	1.2(a)
Schedule TO	1.1(c)
SEC	1.1(c)
Securities Act	5.1(e)(i)
Securities Laws	1.1(c)
Shares	Recitals
Stock Plans	5.1(b)
Stockholder List Date	1.2(b)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Superior Proposal Notice	6.2(a)
Surviving Corporation	1.3
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Tender Offer Conditions	1.1(a)
Termination Date	8.2(a)
Termination Fee	6.2(a)
Trade Secrets	5.1(p)(vi)
Trademarks	5.1(p)(vi)

EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) unless (i) there shall be validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in satisfaction of such guarantee) that represents at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date (assuming the issuance of all Shares issuable upon the exercise of all outstanding Company Options and other rights to purchase the Shares) (such condition, the “Minimum Condition”) and (ii)(a) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated and (b) the authorization or confirmation set forth on Section 5.2(c)(i) of the Parent Disclosure Letter shall have been obtained (such condition, the “Regulatory Condition”). In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered (and not withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for) if at any time on or after the date of the commencement of the Offer and prior to the Expiration Date, any of the following events shall occur and be continuing at the Expiration Date:

(1)	this Agreement shall have been terminated in accordance with its terms;

(2)	any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that (a) is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or (b) compels Parent or Merger Sub to agree to or implement a Non–Required Remedy;

(3)

(i) the representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect (other than the representations and warranties set forth in the first and third sentences of Section 5.1(b) (Capital Structure) and Section 5.1(c)(i) (Corporate Authority)) shall not have been true and correct as of the date of this Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and

Exh. A-1

correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect (other than the representations and warranties set forth in the first and third sentences of Section 5.1(b) (Capital Structure) and Section 5.1(c)(i) (Corporate Authority) shall not have been true and correct as of the date of this Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (3)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, have not resulted in a Company Material Adverse Effect; or (iii) the representations and warranties set forth in the first and third sentences of Section 5.1(b) (Capital Structure) and Section 5.1(c)(i) (Corporate Authority) shall not have been true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date);

(4)	the Company shall not have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Expiration Date; or

(5)	the Company shall not have delivered to Parent dated as of the Expiration Date a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in clauses (3) and (4) have been satisfied as of immediately prior to the Expiration Date.

The foregoing conditions shall be for the sole benefit of Parent and Merger Sub and may be asserted or waived by Parent or Merger Sub in whole or in part at any time and from time to time, in each case, except for the Minimum Condition and the Regulatory Condition, subject to the terms of this Agreement and applicable Law. The foregoing conditions shall be in addition to, and not in limitation of, the rights and obligations of Parent and Merger Sub to extend, terminate or modify the Offer subject to, and in accordance with, the terms and conditions of this Agreement. Any Shares subject to notices of guaranteed delivery shall be deemed not to be validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares underlying such notices of guaranteed delivery are delivered to or on behalf of Merger Sub. Any reference in this Exhibit A or elsewhere in this Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in this Agreement to which this Exhibit A is attached.

Exh. A-2

EXHIBIT B

Form of Certificate of Incorporation of the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

IMPERIAL BLUE CORPORATION

FIRST: The name of the corporation is Imperial Blue Corporation (hereinafter, the “corporation”).

SECOND: The address of the corporation’s registered office is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.

FIFTH: The name and mailing address of the incorporator is Juliana Thorstenn, Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004.

SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this provision shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Exh. B-1

NINTH: The corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

Exh. B-2